SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

March 25, 2014
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into two Material Definitive Agreements

On March 25, 2014, Hotel Outsource Management International, Inc. (“HOMI”) entered into an agreement (the “Agreement”) with HOMI Industries Ltd. (“Industries”), Daniel Cohen (“Cohen”) and Moise Laurent Elkrief (“Elkrief”). Cohen is the President, a Director and a shareholder of HOMI. Elkrief is the beneficial owner of the HOMI shares which are held in the name of Tomwood Limited, which is the majority shareholder of HOMI.

The Agreement had been approved by HOMI’s Board on March 20, 2014. The effectiveness of this Agreement is contingent upon receipt of the approval by the holders of a majority of HOMI’s issued and outstanding shares that are not held by Cohen or Tomwood.

Pursuant to the Agreement, all of HOMI’s debt, in an amount of approximately $900,000, will be assigned from HOMI to Industries, and there will be a restructuring of HOMI’s subsidiaries such that all of its operations subsidiaries, namely, Industries, HOMI Israel Ltd., HOMI UK Limited, HOMI USA, Inc., HOMI Canada Inc. and HOMI Florida, LLC, will be wholly owned subsidiaries of Industries. Upon such assignment and restructuring, the total amount of debt in Industries and such subsidiaries will be approximately $4,100,000. Cohen and Elkrief will then acquire Industries, including all of such debt and all of such subsidiaries and all of their debt, in consideration for the payment of $1 (one US dollar). Cohen and Elkrief have also agreed to indemnify HOMI in respect of certain liabilities.

HOMI’s Board of Directors is now considering other possible business opportunities.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Agreement dated as of March 25, 2014, between Hotel Outsource Management International, Inc., HOMI Industries Ltd., Daniel Cohen and Moise Laurent Elkrief.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

March 25, 2014	Hotel Outsource Management International, Inc.

	By:	/s/ Daniel Cohen
	Name:	Daniel Cohen
	Title:	President